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[DAVIS, POLK & WARDWELL]

[Date of Issuance], 1999

DeCrane Holdings Co.
c/o DeCrane Aircraft Holdings, Inc.
2361 Rosecrans Avenue, Suite 180
El Segundo, California 90245

Ladies and Gentlemen:

     The undersigned has acted as New York counsel to DeCrane Holdings Co., a Delaware corporation (the "Company"), in connection with its issuance of 100,000 warrants (the "Warrants") to purchase shares of Common Stock, par value $.01 per share of the Company. We understand that the Company has filed a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act") in order to register under the Act the resale of the Warrants by certain holders named in the Prospectus contained in the Registration Statement or to be named in an accompanying supplement thereto ("Warrantholders").

     The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") dated as of October 5, 1998 between DeCrane Holdings Co. and State Street Bank and Trust Company, as Warrant Agent (the "Warrant Agent").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     Based on the foregoing, we are of the opinion that the Warrants when issued were duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company, enforceable according to its terms, except as (x) such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and (y) such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the general corporation law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the heading "Legal Matters" in the prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent, except that the holders of the Warrants may rely upon this opinion as if it were addressed directly to them.

The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in the law which may hereafter occur.

                                           Very truly yours,


                                           DAVIS, POLK & WARDWELL